Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com
NEWS RELEASE		Contact:	Joel Thomas
(919) 379-4300

Alliance One International Reports Improved Sales Volumes and Improved Gross Profit as a Percentage

of Sales for the Nine Months Ended December 31, 2016

Morrisville, NC – February 6, 2017 – Alliance One International, Inc. (NYSE: AOI) today announced results for its third fiscal quarter and nine months ended December 31, 2016.

Highlights

Nine Months Year-to-Date (1)

➣	Volumes sold increased 3.6% to 251.6 million kilos this year versus last year, primarily due to prior crop inventory sales and the timing of shipments in North America and Africa.

➣	Sales decreased 5.7% to $1,105.1 million this year driven by product mix with an increased percentage of byproduct sales versus lamina and the El Niño weather impact of smaller crops in Brazil, the U.S. and Tanzania, as well as the impact of the stronger U.S. dollar.

➣	Gross profit decreased 2.3% to $149.5 million due to weather related smaller crops in certain origins and differences in product mix, while gross profit as a percentage of sales improved to 13.5% from 13.1% driven by differences in product mix and favorable currency impacts this year offset by lower of cost or market adjustments.

➣	Accounts receivable and inventory reductions generated $144.8 million of cash at December 31, 2016 when compared to the same period end of the prior year.

Third Quarter (1)

➣	Volumes decreased 0.7% to 101.6 million kilos versus last year due to the impact of weather related smaller crops in the U.S. and Tanzania.

➣	Sales decreased 7.5% to $454.5 million this year driven by product mix with an increased percentage of byproduct sales versus lamina and the El Niño weather impact of smaller crops in the U.S. and Tanzania, as well as the impact of the stronger U.S. dollar.

➣	Gross profit decreased 5.1% to $65.2 million due to weather related smaller crops in certain origins and differences in product mix, while gross profit as a percentage of sales improved to 14.3% versus 14.0% last year, driven by differences in product mix and favorable currency impacts this year.

➣	Operating income was consistent at $38.7 million with improvement in operating income as a percentage of sales to 8.5% from 7.9% last year driven by improvements in selling, general and administrative expense (“SG&A”), other income and restructuring charges.

(1)	Due to the reconsolidation of our Zimbabwe subsidiary at March 31, 2016 its performance is included in consolidated financial results this year, however was not included in the prior year except for the March 31, 2016 balance sheet. Adjusted EBITDA and Adjusted Net Debt include Zimbabwe in all periods.

Pieter Sikkel, Chief Executive Officer and President, said “Our results for the nine months ended December 31, 2016 include increased full service volumes and prior crop inventory sales. Improved performance throughout much of our global operations offset a considerable portion of the impact created by adverse El Niño weather, the stronger U.S. dollar and product mix that more heavily favored byproducts this year. Unfortunately, our operations in Brazil, the U.S., and Tanzania were more heavily affected by these factors and overshadowed operations with improvement.

Alliance One International, Inc.

“While adverse El Niño weather conditions have led to reductions in available current crop, there have been significant sales of prior crop inventory. At quarter end, inventory decreased $90.5 million to $845.1 million when compared to the same period last year. As a result, we have significantly reduced uncommitted inventory and are approaching our $50.0-$150.0 million stated range, with the expectation to further decrease within the range by fiscal year-end. This will reduce net debt associated with working capital.

“Our liquidity position is strong at $623.9 million as of December 31, 2016, comprised of $296.5 million of cash and $327.4 million of available credit lines. Accounts receivable and inventory reductions generated $144.8 million of cash at December 31, 2016, when compared to the same period end of the prior year. Also, during the quarter we refinanced our existing senior secured revolving credit facility with the issuance of $275.0 million of senior secured first lien notes due April 2021 and a $60.0 million ABL credit facility that matures in January 2021. As part of the refinancing, we eliminated certain financial covenants that enhance business flexibility.

“We have experienced some shipping delays in Turkey due to the timing of crop purchases from farmers that will push sales and profitability into next year. Based on the current outlook for the remainder of fiscal year 2017, revenue is anticipated to be in a range of approximately $1,790.0 million to $1,840.0 million with Adjusted EBITDA in a range of approximately $145.0-165.0 million and Adjusted Leverage in a range of approximately 5.4x-5.9x. Our goal remains to purchase $25.0-$50.0 million per year of our more expensive debt.

“While it is still early, as we look to next fiscal year, La Niña weather patterns that support better global growing conditions are present and should support crop size increases in a number of key markets. As such, initial reports indicate larger 2017 crops that we have begun to purchase in Brazil and will start to purchase in Africa during the quarter ending March 31, 2017, which are planned to be sold during our fiscal year ending March 31, 2018. The 2016 Brazilian Virginia flue crop was abnormally low at approximately 410 million kilos versus 570 in the prior year. The 2017 crop is anticipated to be approximately 50% larger at 600 million kilos and current quality appears to be good and in line with expectations. We are expecting similar positive crop size increases in other key markets.

Mr. Sikkel, concluded, “I am confident in the underlying strength of our Company and ability to navigate challenging industry dynamics. The impact of our implemented strategic initiatives should be recognized as crop sizes return to more normal levels in certain markets related to crops we are now buying and will sell next fiscal year. Additionally, our talented employees continue to develop new, cost-effective solutions to meet changing customer requirements. Our customers are focused on their supply chains, increasing regulation and changing nicotine consumption habits. Supply chain simplification is a priority for them, and we have the capabilities and infrastructure to further support our customers’ reversal of their partial vertical integration strategies. Further, our agronomy and operational teams are well-positioned to support manufacturers’ next generation reduced risk products. Continued focus on key strategic initiatives that support our customers’ growth strategies should drive improved long-term shareholder value.”

Performance Summary for the Nine Months Ended December 31, 2016

Total sales and other operating revenues decreased by 5.7% to $1,105.1 million and total costs of goods and services sold decreased 6.2% to $955.6 million. Changes in product mix, smaller crops in Brazil, the U.S. and Tanzania related to El Niño weather conditions and the stronger U.S. dollar that resulted in lower prices paid to tobacco suppliers across most regions, reduced average sales prices and tobacco costs per kilo. Processing and other revenues and processing costs increases were primarily related to the reconsolidation of our Zimbabwe subsidiary.

Alliance One International, Inc.

Gross profit decreased 2.3% to $149.5 million, while gross profit as a percentage of sales improved to 13.5% from 13.1%, mainly due to lower average sales price and costs per kilo. The positive impact of currency movements on average tobacco costs per kilo were partially offset by $9.2 million of lower of cost or market inventory adjustments. Partially offsetting the impact of lower prices was a 3.6% increase in volumes from changes in certain customer requirements, prior crop inventory sales in most regions and the timing of shipments in North America and Africa.

SG&A increased 16.0% to $100.9 million, primarily related to Kenya legal and professional fees, incentive compensation costs, additional audit related fees and the inclusion of costs from our reconsolidated Zimbabwe subsidiary this year that were partially offset by the non-recurrence of reserves for customer receivables in the prior year.

Other Income increased $4.2 million to $4.3 million driven by the net insurance recovery from tobacco lost in the Zimbabwe fire last year, the non-recurrence of one-time expenses in Africa, and the sale of trade tax credits in South America.

Restructuring and asset impairment charges decreased 73.2% to $1.1 million in the current year, and are mainly related to our former U.S. cut rag facility. Restructuring and asset impairment charges in the prior year were primarily attributable to impairment of advances to tobacco suppliers and real property in Africa.

In October 2016, the prior senior secured revolving credit facility was refinanced with the issuance of $275.0 million of 8.5% senior secured first lien notes due April 2021, and a $60.0 million ABL credit facility that matures in January 2021. As a result, one-time debt retirement costs of $2.3 million were recorded for accelerated amortization of debt issuance costs.

Interest expense increased 12.3% to $97.6 million, mainly due to higher average borrowings and higher average rates on our seasonal lines of credit, as well as increased amortization of debt issuance costs and the inclusion of interest costs from our reconsolidated Zimbabwe subsidiary this year. Cash interest cost increased 10.4% to $64.3 million.

This year the effective tax rate was (49.2)% compared to (111.1)% last year and cash taxes paid decreased 42.6% to $7.1 million this year.

Performance Summary for the Fiscal Quarter Ended December 31, 2016

Total sales and other operating revenues decreased 7.5% to $454.5 million and total costs of goods and services sold decreased 7.8% to $389.3 million. Changes in product mix, smaller crops in the U.S. and Tanzania related to El Niño weather conditions, and the stronger U.S. dollar that resulted in lower prices paid to tobacco suppliers across most regions, reduced average sales prices and tobacco costs per kilo. Processing and other revenues and processing costs decreases were related to the impact of weather on the U.S. crop this year, and the timing of processing customer requirements in South America.

Gross profit decreased 5.1% to $65.2 million, while gross profit as a percentage of sales improved to 14.3% compared to 14.0% last year. Volumes decreased slightly as the smaller crops were significantly offset by the timing of shipments and prior year inventory sales in most regions.

SG&A decreased 1.4% to $28.7 million primarily from the non-recurrence of reserves for customer receivables in the prior year that were offset by increased personnel costs.

Other income increased $2.1 million to $2.7 million, mainly due to the net insurance recovery related to tobacco lost in the Zimbabwe fire last year.

Alliance One International, Inc.

Operating income remained consistent with the prior year at $38.7 million with improvement in operating income as a percentage of sales to 8.5% from 7.9% last year, primarily due to improvements in SG&A, other income and restructuring.

During the three months ended December 31, 2016, one-time debt retirement costs of $2.3 million were recorded for accelerated amortization of debt issuance costs.

Interest expense increased 15.5% to $35.1 million compared to the prior year, primarily due to higher average borrowings on our seasonal lines of credit at higher average rates, and the inclusion of interest costs from our reconsolidated Zimbabwe subsidiary this year. Cash interest cost increased $1.5 million to $6.5 million.

The effective tax rate was 692.1% this year compared to 17.4% last year and cash taxes paid decreased 37.5% to $2.4 million this year.

Earnings Per Share

Nine Months

For the nine months ended December 31, 2016, the Company reported a net loss of $62.6 million, or $7.02 per basic share, compared to a net loss of $35.3 million, or $3.97 per basic share, for the same period last year. Included in net loss in the current year period were $9.0 million of discrete prior period Zimbabwe withholding tax, $5.6 million of legal and professional costs for the Kenya matter and $6.4 million of loss related to Kenya green leaf sourcing mainly for storage as the operation continues to wind down. After adjusting for tax, the net impact of these items negatively impacted earnings per basic share by $2.13 through the first nine months of this fiscal year.

Third Quarter

For the quarter ended December 31, 2016, the Company reported a net loss of $15.5 million, or $1.73 per basic share, compared to net income last year of $11.7 million, or $1.32 per basic share. Included in net loss this quarter were $9.0 million of discrete prior period Zimbabwe withholding tax, $0.4 million of legal and professional costs for the Kenya matter and $0.8 million of loss related to Kenya green leaf sourcing mainly for storage as the operation continues to wind down. After adjusting for tax, the net impact of these items negatively impacted earnings per basic share by $1.12 this quarter.

Liquidity and Capital Resources

At December 31, 2016, available credit lines and cash were $623.9 million, comprised of $296.5 million in cash and $327.4 million of credit lines, of which $60.0 million was available under the ABL credit facility for general corporate purposes and $262.0 million of foreign seasonal credit lines in addition to $5.4 million exclusively for letters of credit. Borrowing is permitted under the ABL credit facility only to the extent that, after consideration of the application of the proceeds of the borrowing, the Company’s unrestricted cash and cash equivalents would not exceed $180.0 million. On October 14, 2016, the $210.3 million senior secured revolving credit facility was refinanced with a new $60.0 million ABL credit facility and $275.0 million of 8.5% senior secured first lien notes.

The Company may in the future elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under its various global bank facilities and outstanding public notes, as they may permit.

Alliance One International, Inc.

Financial Results Investor Call

The Company will hold a conference call to report financial results for the period ended December 31, 2016, on February 7, 2017 at 8:00 a.m. ET. The dial in number for the call is (888) 632-3384 or outside the U.S. (785) 424-1675 and conference ID 1742731. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com 15 minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 11:00 a.m. ET Tuesday, February 7, 2017 through 11:00 a.m. ET Sunday, February 12, 2017. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 1742731.

Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, changes in costs incurred in supplying tobacco and related services, factors affecting AOI’s ability to reduce its corporate debt, including factors that would restrict it from purchasing its outstanding public notes, and the impact of regulation and litigation. Additional factors that could cause AOI’s results to differ materially from those expressed or implied by forward-looking statements can be found in AOI’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

About Alliance One International, Inc.

Alliance One is a leading global independent leaf merchant. For more information on Alliance One, visit the Company’s website at www.aointl.com.

-MORE-

Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except per share data)	2016	2015	2016	2015
Sales and other operating revenues	$454,535	$491,139	$1,105,060	$1,172,274
Cost of goods and services sold	389,383	422,401	955,576	1,019,265

Gross profit	65,152	68,738	149,484	153,009
Selling, general and administrative expenses	28,736	29,124	100,904	86,986
Other income	2,688	594	4,311	125
Restructuring and asset impairment charges	450	1,525	1,068	4,087

Operating income	38,654	38,683	51,823	62,061
Debt Retirement Expense	2,339	—	2,339	—
Interest expense	35,129	30,356	97,635	86,911
Interest income	1,845	2,744	5,888	5,393

Income (Loss) before income taxes and other items	3,031	11,071	(42,263)	(19,457)
Income tax expense	20,977	1,930	20,774	21,617
Equity in net income of investee companies	2,351	2,544	290	5,679

Net income (loss)	(15,595)	11,685	(62,747)	(35,395)
Less: Net loss noncontrolling interests	(138)	(50)	(127)	(115)

Net income (loss) attributable to Alliance One International, Inc.	$(15,457)	$11,735	$(62,620)	$(35,280)

Earnings income (loss) per share:
Basic	$(1.73)	$1.32	$(7.02)	$(3.97)
Diluted	$(1.73)	$1.32	$(7.02)	$(3.97)
Weighted average number of shares outstanding:
Basic	8,941	8,889	8,923	8,878
Diluted	8,941	8,889	8,923	8,878

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1)

(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income (loss) attributable to Alliance One International, Inc.	$(15,457)	$11,735	$(62,620)	$(35,280)
Plus: Interest expense	35,129	30,356	97,635	86,911
Plus: Income tax expense	20,977	1,930	20,774	21,617
Plus: Depreciation and amortization expense	8,506	7,057	25,859	21,018

EBITDA(1)	49,155	51,079	81,648	94,266
Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	—	8	—	439
Plus: Reserves for (recoveries on) doubtful customer receivables	(2,943)	(33)	(2,800)	(181)
Plus: Non-cash employee stock based compensation	335	600	1,180	2,074
Less: Other income (expense)	2,688	594	4,312	125
Plus: Restructuring and asset impairment charges	449	1,525	1,068	4,087
Plus: Debt retirement expense (income)	2,339	—	2,339	—
Plus: Amortization of basis difference—CBT investment(3)	583	450	1,208	1,218
Plus: Kenyan investigation legal & professional costs	436	1,771	5,565	1,771
Less: Kenyan green leaf operation Adjusted EBITDA(4)	(840)	(317)	(6,388)	(12,193)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(5)	—	2,864	—	8,855

Adjusted EBITDA(1)	$48,506	$57,988	$92,284	$124,597

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(5)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and is included in consolidated information thereafter.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1)

(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income (loss) attributable to Alliance One International, Inc.	$11,735	$1,563	$(35,280)	$(30,273)
Plus: Interest expense	30,356	28,277	86,911	83,694
Plus: Income tax expense	1,930	3,146	21,617	14,444
Plus: Depreciation and amortization expense	7,057	7,434	21,018	22,246

EBITDA(1)	51,079	40,421	94,266	90,112
Plus: Abnormal unrecovered advances to suppliers(2)	8	—	439	481
Plus: Reserves for (recoveries on) doubtful customer receivables	(33)	8,151	(181)	12,417
Plus: Non-cash employee stock based compensation	600	772	2,074	2,395
Less: Other income (expense)	594	146	125	1,273
Plus: Restructuring and asset impairment charges	1,525	0	4,087	500
Plus: Debt retirement expense (income)	—	(338)	—	(338)
Plus: Amortization of basis difference – CBT investment(3)	450	801	1,218	2,459
Plus: Kenyan investigation legal & professional costs	1,771	—	1,771	—
Less: Kenyan green leaf operation Adjusted EBITDA(4)	(317)	(1,141)	(12,193)	(10,729)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(5)	2,864	(220)	8,855	845

Adjusted EBITDA(1)	$57,988	$50,582	$124,597	$118,327

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(5)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and is included in consolidated information thereafter.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1)

(Unaudited)

(in thousands)	Fiscal Year Ended March 31, 2016	LTM(9) December 31, 2016	Fiscal Year Ended March 31, 2015	LTM(9) December 31, 2015
Net income (loss) attributable to Alliance One International, Inc.	$65,532	$38,193	$(27,862)	$(32,869)
Plus: Interest expense	117,190	127,914	113,273	116,490
Plus: Income tax expense	32,215	31,372	21,918	29,091
Plus: Depreciation and amortization expense	28,361	33,202	29,623	28,394

EBITDA(1)	243,298	230,681	136,952	141,106
Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	—	(439)	1,085	1,043
Plus: Reserves for (recoveries on) doubtful customer receivables	(169)	(2,788)	12,368	(230)
Plus: Non-cash employee stock based compensation	2,425	1,531	3,028	2,707
Less: Other income (expense)	105,427	109,613	(66)	(1,215)
Plus: Restructuring and asset impairment charges	5,888	2,869	9,118	12,705
Plus: Debt retirement expense (income)	—	2,339	(771)	(433)
Plus: Amortization of basis difference – CBT investment(3)	1,554	1,543	2,814	1,573
Plus: Kenyan investigation legal & professional costs	8,579	12,373	—	1,771
Less: Kenyan green leaf operation Adjusted EBITDA(4)	(16,666)	(10,861)	(14,913)	(16,377)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(5)	16,800	7,945	9,846	17,856

Adjusted EBITDA(1)	$189,614	$157,302	$189,420	$195,690

Total debt		$1,537,704		$1,462,251
Less: Debt of reconsolidated subsidiary funded by affiliate(6)		77,897		—
Plus: Debt of reconsolidated subsidiary funded by non-affiliate(7)		—		47,623

Total adjusted debt		$1,459,807		$1,509,874
Less: Cash		296,490		195,230
Less: Cash of reconsolidated subsidiary(8)		—		1,326

Total adjusted debt less adjusted cash		1,163,317		1,313,318
(Total adjusted debt less adjusted cash) /Adjusted EBITDA(1)(8)		7.40x		6.71x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.

(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(5)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and is included in consolidated information thereafter.
(6)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of the fiscal year ended March 31, 2016 under a credit facility attributable to the participation interest of another AOI subsidiary funding that portion of the borrowing under the facility.
(7)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of the fiscal year ended March 31, 2016 under a credit facility other than the amount attributable to the participation interest of another AOI subsidiary funding the remaining portion of the borrowing under that facility.
(8)	The calculation of total adjusted debt less adjusted cash at December 31, 2015 includes the cash of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 and the debt of that subsidiary not funded by a subsidiary of AOI.
(9)	Items for the twelve months ended December 31, 2016 are derived by adding the items for the nine months ended December 31, 2016 and the fiscal year ended March 31, 2016 and subtracting the items for the nine months ended December 31, 2015. Items for the twelve months ended December 31, 2015 are derived by adding the items for the nine months ended December 31, 2015 and the fiscal year ended March 31, 2015 and subtracting the items for the nine months ended December 31, 2014.